News Release

Contact:
Investors:	Ankur Vyas 404-827-6714 | investors@truist.com
Alan Greer 704-499-5379 | investors@truist.com
Media:	Kyle Tarrance 469-396-3555 | media@truist.com
Truist announces planned dividend increase and reduced stress capital buffer following release of 2021 CCAR results

CHARLOTTE, N.C., (June 28, 2021) —

Truist Financial Corporation (NYSE: TFC) today announced a planned 7% increase in the regular quarterly common dividend from $0.45 per share to $0.48 per share, following the completion of the 2021 Comprehensive Capital Analysis and Review (CCAR) process. This increase would take effect in the third quarter of 2021. Truist's dividends are subject to approval by its board of directors, and the third quarter dividend will be considered by the Truist board at its upcoming meeting.

Truist also announced that the Federal Reserve Board reduced the preliminary stress capital buffer (SCB) to which Truist will be subject from 2.7% to 2.5%. The new preliminary SCB is in effect from Oct. 1, 2021 to Sept. 30, 2022, and reflects Truist’s prudent risk management and sound financial performance under stressful conditions.

“The latest stress test results, and our actual performance in the prior year, demonstrate Truist is well equipped to weather stressful scenarios,” said Truist Chairman and Chief Executive Officer Kelly S. King. “With an economy growing stronger every day and our successful merger integration efforts to date, we have an outstanding opportunity to deploy additional capital on behalf of our clients and shareholders. In alignment with our purpose to inspire and build better lives and communities, we will continue to help clients navigate the recovery with a continued focus on prudent risk management.”

Truist will provide further details on its capital actions, including potential stock repurchases, in connection with the release of its second quarter 2021 results.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Formed by the historic merger of equals of BB&T and SunTrust, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $518 billion as of March 31, 2021. Truist Bank, Member FDIC. Learn more at Truist.com.

CAUTIONARY STATEMENTS
This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist under hypothetical Supervisory stress scenarios. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," “would," "could" and other similar expressions are intended to identify these forward-looking statements. Forward-looking statements are not based on historical facts but instead relate to future results and occurrences, and therefore are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Truist’s future financial results will be influenced by actual economic and financial conditions and various other factors, including those described in Truist’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by its Quarterly Reports on Form 10-Q, and its other reports filed with the Securities and Exchange Commission, and available at www.sec.gov. Truist undertakes no obligation to revise or publicly update any forward-looking statements for any reason following the date of this report, except as required by law or regulation.

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